Exhibit 11.1

Statement Re: Per Share Earnings (Unaudited)
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

                                           THREE MONTHS ENDED                            NINE MONTHS ENDED
                             --------------------------------------------  -----------------------------------------
                                   Sept 30,                Sept 30,                Sept 30,            Sept 30,
                                     1996                    1997                    1996                1997
                             ---------------------  ---------------------  --------------------  -------------------

Net income (loss)                       $   34,283             $(5,453,663)          $(2,981,021)     $(10,184,886)
                                        ==========             ===========           ===========      ============
Weighted average common
 shares outstanding                      4,800,000               8,437,029             4,800,000         7,121,726

Stock issued within twelve
 months of initial public
     offering                            2,921,838                      --             2,921,838         1,089,587

Conversion of amounts due
 to related parties                        700,000                      --               700,000                --
                                        ----------             -----------           -----------      ------------

Weighted average number of
 common and common equivalent
     shares outstanding                  8,421,838               8,437,029             8,421,838         8,211,313
                                        ==========             ===========           ===========      ============
Net loss per share                      $     0.00             $    (0.65)           $     (0.35)     $      (1.24)
                                        ==========             ===========           ===========      ============

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Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83,
stock and stock options issued at prices below the initial public offering price during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement of its initial public offering have been included as outstanding for all periods presented prior to the initial public offering. The dilutive effect of the common stock equivalents are in accordance with the treasury stock method.